Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Gyre Therapeutics, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Gyre Therapeutics, Inc. on Forms S-8 (Nos. 333-206523, 333-206526, 333-212345, 333-219301, 333-225902, 333-239712, 333-264027, 333-275222, 333-278291 and 333-285954), and Form S-3 (Nos. 333-273395 and 333-283237).

/s/ Grant Thornton Zhitong Certified Public Accountants LLP

Beijing, China

March 13, 2026